Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Damian McIntosh/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS FOURTH QUARTER AND

YEAR END OPERATING RESULTS

IRVINE, CA (March 16, 2006) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $3,739,000, or $0.11 per share for the quarter ended December 31, 2005 compared with a net loss of $2,535,000, or $0.09 per share for the corresponding prior year period. For the fiscal year ended December 31, 2005, Cortex reported a net loss of $11,606,000, or $0.36 per share compared to a net loss of $6,234,000, or $0.23 per share for the corresponding prior year period.

Increased net losses in the current year periods primarily reflect increased research and development expenses, including amounts for the development of AMPAKINE® compound CX717, which recently completed a multi-center Phase IIa study in Attention Deficit Hyperactivity Disorder (“ADHD”) and for expenses related to the Alzheimer’s disease PET scan study being conducted at the University of Michigan.

As recently announced, results for treatment of adults with ADHD demonstrated that CX717 provided a clinically relevant response on the ADHD Rating Scale (“ADHD-RS”), the primary outcome measure for the study in adult patients with ADHD. The overall ADHD-RS score, which evaluates both the inattentiveness and hyperactivity symptoms, showed a positive trend in the 800 mg of CX717 twice daily dose group (n = 22), with a statistically significant effect on the hyperactivity subscale (p=0.050) compared to placebo. CX717 was well tolerated, with no serious adverse events or other significant safety concerns and exhibited no increase in blood pressure or heart rate.

“These are exciting times for Cortex. In the coming months we plan to continue to move forward with CX717 for the ADHD indication and develop plans for conducting a study with larger patient populations to further define the therapeutic dose and frequency of dosing,” said Roger G. Stoll, Ph.D., Chairman, President and CEO of Cortex. “We also plan to continue to work toward a licensing agreement for CX717 with a large pharmaceutical partner.”

Increased administrative expenses in the current year as compared to the prior year related primarily to fees for preparing the Company’s assessment of its internal control system as of December 31, 2005, as required by The Sarbanes-Oxley Act of 2002.

Decreased revenues for the fiscal year ended December 31, 2005 as compared to the prior year period reflect the end of research support from the October 2002 amendment to Cortex’s collaborative agreement with Servier.

Cortex’s Annual Meeting of Stockholders will be held on May 10, 2006 in southern California. The time and location will be included in the Company’s proxy statement that will be filed within the coming weeks.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Fiscal year ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)		(Unaudited)
Revenues	$606	$721	$2,577	$4,275
Operating expenses:
Research and development	3,360	2,885	11,179	8,173
General and administrative	1,097	866	3,391	2,666
Non-cash stock compensation charges	49	102	167	368

Total operating expenses	4,506	3,853	14,737	11,207

Loss from operations	(3,900)	(3,132)	(12,160)	(6,932)
Interest income, net	161	98	637	303
Change in fair value of common stock warrants	—	499	(83)	395

Net loss	$(3,739)	$(2,535)	$(11,606)	$(6,234)

Loss per share:
Basic and diluted	$(0.11)	$(0.09)	$(0.36)	$(0.23)
Shares used in computing per share amounts
Basic and diluted	32,702	28,355	32,665	27,644

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
Assets:
Cash and cash equivalents	$2,063	$9,157
Marketable securities	15,198	18,838
Accounts receivable	15	42
Other current assets	241	318

	17,517	28,355
Furniture, equipment and leasehold improvements, net	439	388
Capitalized financing costs	—	1,136
Other	33	33

Total assets	$17,989	$29,912

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$2,681	$1,907
Unearned revenue — current	126	377
Deferred rent liability	50	23
Common stock warrants	—	3,958
Stockholders’ equity	15,132	23,647

Total liabilities and stockholders’ equity	$17,989	$29,912

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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